Maven Brands Inc. Announces Distribution of Bonus Shares

Vernon, British Columbia - December 3, 2021 - Maven Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLA) ("Maven" or the "Company") has issued to certain directors, officers, employees, and consultants (the "Recipients") an aggregate of 150,003 common shares in the capital stock of the Company as bonuses to acknowledge that they were integral to the Company successfully receiving a sales amendment to its Standard Processing License for the Sale of Dried Cannabis.

All securities issued to the Recipients are subject to a statutory hold period of four months and one day.

About Maven Brands Inc.

Maven is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.mavenbrands.ca.

Investor Contact:
Darcy Bomford
Chief Executive Officer

Darcy@mavenbrands.ca
1 (250) 275-6063

Media Inquiries: media@mavenbrands.ca

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the sales amendment to the Health Canada license of the Company, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of Maven to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will be successful in raising additional capital in one or more offerings, which could differ based upon market conditions, the anticipated use of the net proceeds of such offerings, which could change as a result of market conditions or for other reasons, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.